ALIGHT REPORTS SECOND QUARTER 2022 RESULTS

– Achieved 6.4% Revenue Growth and 7.9% Employer Solutions Revenue Growth –

– Delivered Strong BPaaS Revenue Growth of 36.2% to $128 Million –

–BPaaS Bookings of $356 Million in First Half Ahead of $680 to $700 Million 2022 Target –

– Over 90% of Anticipated 2022 Revenue Under Contract –

– Reiterating Outlook for 2022 and Providing Quarterly Expectation for Second Half of the Year –

– Authorized a $100 Million Stock Repurchase Program –

LINCOLNSHIRE, IL – August 3, 2022 – Alight (NYSE: ALIT), a leading cloud-based human capital technology and services provider, today reported results for the second quarter ended June 30, 2022.

“Over the past 5 years we have grown our estimated total addressable market by 121% from $33 billion to $73 billion by adding key content and leveraging the buildout of the Alight Worklife® platform that enables us to help people make better decisions around their health, wealth and wellbeing. It also drives ROI for our clients through higher engagement and cost savings. In the second quarter, we rolled out the second major update of Alight Worklife in just 12 weeks moving over 500 clients from a custom to a standardized platform with a focus on deepening employee engagement. In addition, we launched our Alight Digital Wallet solution, went live with our largest client ever and secured new client wins which is translating to higher BPaaS revenue and bookings,” said Chief Executive Officer Stephan Scholl.

Second Quarter 2022 Highlights and Subsequent Events * (all comparisons are relative to second quarter 2021)

•
Grew revenue 6.4% to $715 million and net income to $52 million from prior year net loss of $(4) million
•
Gross profit rose 0.9% to $219 million led by 4.7% growth in Employer Solutions gross profit
•
Adjusted EBITDA was $142 million compared to $145 million due to 6.5% growth in Employer Solutions offset by a reduction in Professional Services
•
Business Process as a Service (BPaaS) revenue grew 36.2%, represents 17.9% of total revenue
•
BPaaS bookings on a total contract value basis of $234 million in second quarter and $356 million in first half more than halfway to 2022 target of $680 to 700 million
•
Over 90% of anticipated 2022 revenue under contract
•
Secured new wins and expanded relationships with AutoZone, Siemens Energy, Unilever, The Home Depot and Geodis
•
Authorized a $100 million stock repurchase program

*The Company’s discussion of the results of operations compares the results of the Successor three months ended June 30, 2022 (“Successor”) to the results of the Predecessor three months ended June 30, 2021 (“Predecessor”).

Second Quarter 2022 Consolidated Results

Revenue for the Successor three months ended June 30, 2022 grew 6.4% to $715 million, as compared to $672 million for the Predecessor prior year period. The growth was driven by a 7.9% increase in Employer Solutions revenue due to net commercial activity, increased volumes and acquisitions. This was partially offset by revenue reductions of 1.1% in Professional Services and 9.1% in Hosted Business.

Gross profit for the Successor three months ended June 30, 2022 increased 0.9% to $219 million or 30.6% of revenue, from $217 million, or 32.3% of revenue for the Predecessor prior year period. The improvement in gross profit was primarily driven by revenue growth, partially offset by higher costs associated with compensation expenses related to awards issued beginning in the second half of 2021, recent acquisitions in the fourth quarter of 2021 and higher costs related to growth in revenue, including investments in key resources.

Selling, general and administrative expenses for the Successor three months ended June 30, 2022 were $157 million, compared to $105 million for the Predecessor prior year period. The increase was primarily due to compensation expenses related to non-cash equity awards issued beginning in the second half of 2021.

Interest expense for the Successor three months ended June 30, 2022 improved to $29 million as compared to $61 million for the Predecessor prior year period. The reduction was primarily due to the redemption of our Unsecured Senior Notes and the partial paydown of a Term Loan in conjunction with the Business Combination completed during the third quarter of 2021.

Income before income tax benefit for the Successor three months ended June 30, 2022 was $43 million compared to a loss before income tax benefit of ($6) million for the Predecessor prior year period.

Second Quarter 2022 Segment Results

Employer Solutions

Employer Solutions is driven by Alight’s digital, software and AI-led capabilities and spans total employee wellbeing and engagement, including integrated benefits administration, healthcare navigation, financial health, employee wellness and payroll.

Employer Solutions revenues for the Successor three months ended June 30, 2022 grew 7.9% to $614 million, as compared to $569 million for the Predecessor prior year period, as a result of net commercial activity, increased volumes, acquisitions and project revenue. Recurring revenue grew 8.3% to $559 million, while project revenue was up 3.8% to $55 million.

Employer Solutions gross profit for the Successor three months ended June 30, 2022 was $200 million, as compared to $191 million for the Predecessor prior year period. The increase was primarily due to revenue growth partially offset by costs associated with growth of current and forecasted future revenues and increases in compensation expenses related to awards issued beginning in the second half of 2021.

Employer Solutions Adjusted EBITDA for the Successor three months ended June 30, 2022 was up 6.5% to $147 million, as compared to $138 million for the Predecessor prior year period. The increase was primarily due to revenue growth partially offset by increases in costs associated with growth of current and forecasted future revenues, including investments in our commercial functions and technology.

Professional Services

Professional Services revenues for the Successor three months ended June 30, 2022 were $91 million as compared to $92 million for the Predecessor prior year period as a result of lower project revenue. Recurring revenue grew by $1 million, while project revenue declined by $2 million.

Professional Services gross profit for the Successor three months ended June 30, 2022 was $20 million as compared to $26 million for the Predecessor prior year period. The decrease was primarily due to increases in costs associated with growth of forecasted future revenues, including investments in key resources and lower revenue in the current period.

Professional Services Adjusted EBITDA for the Successor three months ended June 30, 2022 was a loss of ($3) million as compared to $7 million for the Predecessor prior year period. The decrease was primarily due to increases in costs associated with growth of forecasted future revenues, including investments in our commercial functions.

Hosted Business

Hosted Business revenues for the Successor three months ended June 30, 2022 were $10 million as compared to $11 million for the Predecessor prior year period. The reduction of $1 million was due to lower volumes.

Hosted Business gross profit (loss) for the Successor three months ended June 30, 2022 was a loss of ($1) million as compared to an immaterial amount for the Predecessor prior year period. The decrease was due to lower revenue.

Hosted Business Adjusted EBITDA for the Successor three months ended June 30, 2022 was a loss of ($2) million compared to an immaterial amount for the Predecessor prior year period. The change was primarily due to lower revenue.

Balance Sheet Highlights

As of June 30, 2022, the Company’s cash and cash equivalents balance was $272 million, total debt was $2,840 million and total debt net of cash and cash equivalents was $2,568 million.

The Company’s debt portfolio, due to swaps, is 70% fixed rate for 2022 and 2023 and has no significant debt maturity until 2025.

Stock Repurchase Program

The Company’s Board of Directors authorized the purchase of up to $100 million of the Company’s Class A shares. Repurchases of shares of the Company’s Class A common stock may be conducted through open market purchases or privately negotiated transactions in compliance with Rule 10b-18 under the Exchange Act, including through Rule 10b5-1 trading plans. The actual timing and amount of future repurchases are subject to business and market conditions, corporate and regulatory requirements, stock price, acquisition opportunities and other factors. The stock repurchase program does not obligate Alight to acquire any particular amount of common stock, and the program may be suspended or terminated at any time by Alight at its discretion without prior notice.

Business Outlook

The Company is affirming its full-year 2022 outlook:

•
Revenue of $3.09 to $3.12 billion (growth of 6% to 7%).

•
Adjusted EBITDA in the range of $650 to $662 million.

•
Adjusted diluted EPS of $0.54 to $0.60.

•
BPaaS total contract value bookings of $680 to $700 million.

The Company is also providing an outlook for the second half of 2022 to provide better insight into the seasonality of the business:

•
For the third quarter of 2022, revenue of $735 to $750 million and Adjusted EBITDA of $115 to $125 million.

•
For the fourth quarter of 2022, revenue of $915 to $930 million and Adjusted EBITDA of $245 to $255 million.

Earnings Conference Call and Webcast Information

A conference call to discuss the Company’s second quarter 2022 financial results is scheduled for today, August 3, 2022 at 7:30 a.m. Central Time (8:30 a.m. Eastern Time). Interested parties can listen to the conference call by dialing 1-877-407-0792 or 1-201-689-8263, or by accessing the live webcast and accompanying presentation materials by logging on to the Investor Relations section on the Company’s website at http://investor.alight.com. A replay of the conference call and the accompanying presentation materials will be available on the investor relations website for approximately 90 days.

About Alight Solutions

Alight is a leading cloud-based human capital technology and services provider that powers confident health, wealth and wellbeing decisions for 36 million people and their dependents. Our Alight Worklife® platform combines data and analytics with a simple, seamless user experience. Supported by our global delivery capabilities, Alight Worklife is transforming the employee experience for people around the world. With personalized, data-driven health, wealth, pay and wellbeing insights, Alight brings people the security of better outcomes and peace of mind throughout life’s big moments and most important decisions. Learn how Alight unlocks growth for organizations of all sizes at alight.com.

Contacts

Investors:

Alight Investor Relations

investor.relations@alight.com

Media:

MacKenzie Lucas

mackenzie.lucas@alight.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, but are not limited to, statements related to the expectations regarding the performance and outlook for Alight’s business, financial results, liquidity and capital resources, the expected benefit of recent acquisitions and investments in our business, the expected return on investment from the use of our products, the success of our expanded relationships with existing clients, the recovery of certain of our businesses, and other non-historical statements, including certain statements in the “Financial Results & Outlook” section of this presentation. In some cases, these forward-looking statements can be identified by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties including, among others, risks related to declines in economic activity in the industries, markets, and regions our clients serve, including as a result of increases in inflation rates or changes in monetary and fiscal policies, risks related to the performance of our information technology systems and networks, risks related to our ability to maintain the security and privacy of confidential and proprietary information, risks related to changes in regulation, and risks related to the impact of the COVID-19 pandemic, including as a result of new strains or variants of the virus, competition in our industry. Additional factors that could cause Alight’s results to differ materially from those described in the forward-looking statements can be found under the section entitled “Risk Factors” of Alight’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission (the "SEC") on March 10, 2022, as such factors may be updated from time to time in Alight's filings with the SEC, which are, or will be, accessible on the SEC's website at www.sec.gov.

Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be considered along with other factors noted in this presentation and in Alight’s filings with the SEC. Alight undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

Financial Statement Presentation

This press release includes certain historical consolidated financial and other data for Alight Holding Company, LLC (formerly known as Tempo Holding Company, LLC) (“Alight Holdings”) and its subsidiaries. In connection with the completion of our business combination transaction with FTAC on July 2, 2021 (the “Business Combination”), we undertook certain reorganization transactions so that substantially all of our assets and business are held by Alight Holdings, of which Alight, Inc. is the managing member.

As a result of the Business Combination, for accounting purposes, the Company is the acquirer and Alight Holdings is the acquiree and accounting predecessor. While the Closing Date was July 2, 2021, we have determined that as the impact of one day would be immaterial to the results of operations, we will utilize July 1, 2021 as the date of the Business Combination for accounting purposes. As a result of the Business Combination, the tables in this press release present selected financial data for the successor for the three months ended June 30, 2022, and the predecessor for the three months ended June 30, 2021.

Non-GAAP Financial Measures

The Company’s discussion of the results of operations compares the results of the Successor three and six months ended June 30, 2022 to the results of the Predecessor three and six months ended June 30, 2021.

Adjusted EBITDA, which is defined as earnings before interest, taxes, depreciation and intangible amortization adjusted for the impact of certain non-cash and other items that we do not consider in the evaluation of ongoing operational performance, is a non-GAAP financial measure used by management and our stakeholders to provide useful supplemental information that enables a better comparison of our performance across periods. Both Adjusted EBITDA and Adjusted EBITDA less Capital Expenditures are non-GAAP measures that are used by management and stakeholders to evaluate our core operating performance.

Adjusted Net Income, which is defined as net income attributable to Alight, Inc. adjusted for intangible amortization and the impact of certain non-cash items that we do not consider in the evaluation of ongoing operational performance, is a non-GAAP financial measure used solely for the purpose of calculating Adjusted Diluted Earnings Per Share.

Adjusted Diluted Earnings per Share is defined as Adjusted Net Income divided by the adjusted weighted-average number of shares of Alight Inc. common stock, diluted. Adjusted Diluted Earnings per Share is used to by us and our investors to evaluate our core operating performance and to benchmark our operating performance against our competitors.

Total debt net of cash and cash equivalents is defined as our long-term debt, net and the current portion of long-term debt, net minus our cash and cash equivalents.

Reconciliations of the historical non-GAAP financial measures used in this press release are included in the attached tables. The presentation of non-GAAP financial measures is used to enhance our investors’ and lenders’ understanding of certain aspects of our financial performance. This discussion is not meant to be considered in isolation, superior to, or as a substitute for the directly comparable financial measures prepared in accordance with GAAP. Reconciliations of projected non-GAAP measures included in the “Business Outlook” section of this press release are not included as they cannot be provided without unreasonable effort because of the inherent difficulty of accurately forecasting the occurrence and financial impact of the various adjusting items necessary for such reconciliation that have not yet occurred, are out of our control, or cannot be reasonably predicted. For the same reasons, we are unable to assess the probable significance of the unavailable information, which could have a material impact on our future GAAP financial results.

Alight, Inc.

Condensed Consolidated Statements of Comprehensive Income (Loss)

(Unaudited)

	Successor		Predecessor
	Three Months Ended	Six Months Ended	Three Months Ended	Six Months Ended
	June 30,	June 30,	June 30,	June 30,
(in millions, except per share amounts)	2022	2022	2021	2021
Revenue	$715	$1,440	$672	$1,361
Cost of services, exclusive of depreciation and amortization	483	974	436	888
Depreciation and amortization	13	24	19	38
Gross Profit	219	442	217	435

Operating Expenses
Selling, general and administrative	157	297	105	222
Depreciation and intangible amortization	85	170	56	111
Total operating expenses	242	467	161	333
Operating (Loss) Income	(23)	(25)	56	102
Other (Income) Expense
Gain from change in fair value of financial instruments	(50)	(63)	—	—
Gain from change in fair value of tax receivable agreement	(38)	(43)	—	—
Interest expense	29	58	61	123
Other (income) expense, net	(7)	(8)	1	9
Total other (income) expense, net	(66)	(56)	62	132
Income (Loss) Before Income Tax Benefit	43	31	(6)	(30)
Income tax benefit	(9)	(8)	(2)	(5)
Net Income (Loss)	52	39	(4)	(25)
Net income (loss) attributable to noncontrolling interests	1	(1)	—	—
Net Income (Loss) Attributable to Alight, Inc.	$51	$40	$(4)	$(25)

Earnings Per Share
Basic earnings per share	$0.11	$0.09
Diluted earnings per share	$0.10	$0.07

Net Income (Loss)	$52	$39	$(4)	$(25)
Other comprehensive income, net of tax:
Change in fair value of derivatives	30	77	6	23
Foreign currency translation adjustments	(12)	(15)	4	8
Total other comprehensive income, net of tax:	18	62	10	31
Comprehensive Income Before Noncontrolling Interests	70	101	6	6
Comprehensive income attributable to noncontrolling interests	2	8	—	—
Comprehensive Income Attributable to Alight, Inc.	$68	$93	$6	$6

Alight, Inc.

Condensed Consolidated Balance Sheets

	June 30,	December 31,
	2022	2021
(in millions, except share and per share amounts)	(Unaudited)
Assets
Current Assets
Cash and cash equivalents	$272	$372
Receivables, net	551	515
Other current assets	260	302
Total Current Assets Before Fiduciary Assets	1,083	1,189
Fiduciary assets	1,354	1,280
Total Current Assets	2,437	2,469
Goodwill	3,624	3,638
Intangible assets, net	4,007	4,170
Fixed assets, net	281	236
Deferred tax assets, net	4	3
Other assets	525	472
Total Assets	$10,878	$10,988

Liabilities and Stockholders' Equity
Liabilities
Current Liabilities
Accounts payable and accrued liabilities	$349	$406
Current portion of long-term debt, net	31	38
Other current liabilities	271	401
Total Current Liabilities Before Fiduciary Liabilities	651	845
Fiduciary liabilities	1,354	1,280
Total Current Liabilities	2,005	2,125
Deferred tax liabilities	33	36
Long-term debt, net	2,809	2,830
Long-term tax receivable agreement	530	581
Financial instruments	72	135
Other liabilities	334	353
Total Liabilities	$5,783	$6,060
Commitments and Contingencies
Stockholders' Equity
Class A Common Stock; $0.0001 par value, 1,000,000,000 shares authorized; 465,629,457 issued and outstanding as of June 30, 2022	$—	$—
Class B Common Stock; $0.0001 par value, 20,000,000 shares authorized; 9,980,906 issued and outstanding as of June 30, 2022	—	—
Class V Common Stock; $0.0001 par value, 175,000,000 shares authorized; 75,886,716 issued and outstanding as of June 30, 2022	—	—
Class Z Common Stock; $0.0001 par value, 12,900,000 shares authorized; 5,595,577 issued and outstanding as of June 30, 2022	—	—
Additional paid-in-capital	4,311	4,228
Retained deficit	(56)	(96)
Accumulated other comprehensive income	61	8
Total Alight, Inc. Equity	$4,316	$4,140
Noncontrolling interest	779	788
Total Stockholders' Equity	$5,095	$4,928
Total Liabilities and Stockholders' Equity	$10,878	$10,988

Alight, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Successor	Predecessor
	Six Months Ended	Six Months Ended
	June 30,	June 30,
(in millions)	2022	2021
Cash flows from operating activities
Net income (loss)	$39	$(25)
Adjustments to reconcile net income (loss) to net cash provided by operations:
Depreciation	35	49
Intangible amortization expense	159	100
Noncash lease expense	13	10
Financing fee and premium amortization	(1)	9
Share-based compensation expense	75	5
Gain from change in fair value of financial instruments	(63)	—
Gain from change in fair value of tax receivable agreement	(43)	—
Deferred tax benefit	(10)	(1)
Other	—	1
Change in assets and liabilities:
Receivables	(42)	51
Accounts payable and accrued liabilities	(49)	(45)
Other assets and liabilities	5	(96)
Cash provided by operating activities	$118	$58
Cash flows from investing activities
Capital expenditures	(79)	(55)
Cash used for investing activities	$(79)	$(55)
Cash flows from financing activities
Net increase (decrease) in fiduciary liabilities	74	(15)
Members' equity unit repurchase	—	(2)
Borrowings from banks	104	110
Financing fees	(3)	—
Repayments to banks	(126)	(124)
Principal payments on finance lease obligations	(17)	(17)
Settlements of interest rate swaps	(6)	(14)
Tax payment for shares/units withheld in lieu of taxes	(1)	(1)
Deferred and contingent consideration payments	(81)	(1)
Cash used for financing activities	$(56)	$(64)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(9)	—
Net decrease in cash, cash equivalents and restricted cash	(26)	(61)
Cash, cash equivalents and restricted cash at beginning of period	1,652	1,536
Cash, cash equivalents and restricted cash at end of period	$1,626	$1,475

Reconciliation of Net Income (Loss) to Adjusted EBITDA and Adjusted EBITDA less Capital Expenditures

(Unaudited)

	Successor		Predecessor
	Three Months Ended	Six Months Ended	Three Months Ended	Six Months Ended
	June 30,	June 30,	June 30,	June 30,
(in millions)	2022	2022	2021	2021
Net Income (Loss)	$52	$39	$(4)	$(25)
Interest expense	29	58	61	123
Income tax benefit	(9)	(8)	(2)	(5)
Depreciation	18	35	25	49
Intangible amortization	80	159	50	100
EBITDA	170	283	130	242
Share-based compensation	42	75	3	5
Transaction and integration expenses(1)	3	9	—	—
Non-recurring professional expenses(2)	—	—	9	18
Restructuring	14	20	2	9
Gain from change in fair value of financial instruments	(50)	(63)	—	—
Gain from change in fair value of tax receivable agreement	(38)	(43)	—	—
Other(3)	1	3	1	4
Adjusted EBITDA	$142	$284	$145	$278
Capital expenditures	(38)	$(79)	(28)	$(55)
Adjusted EBITDA less Capital Expenditures	$104	$205	$117	$223
Revenue	$715	$1,440	$672	$1,361
Adjusted EBITDA Margin(4)	19.9%	19.7%	21.6%	20.4%
(1)
Transaction and integration expenses includes activity related to acquisitions.
(2)
Non-recurring professional expenses includes external advisor and legal costs related to the Company's Business Combination completed in 2021.
(3)
For the three and six months ended June 30, 2022, Other primarily includes expenses related to debt refinancing completed in the first quarter of 2022 and other non-operational expenses. For the three and six months ended June 30, 2021, Other includes long-term incentives and expenses.
(4)
Adjusted EBITDA Margin defined as Adjusted EBITDA as a percentage of revenue.

Alight, Inc.

Reconciliation of Net Income to Adjusted Net Income and Adjusted Diluted Earnings per Share

(Unaudited)

	Three Months Ended	Six Months Ended
	June 30,	June 30,
(in millions, except share and per share amounts)	2022	2022
Numerator:
Net Income Attributable to Alight, Inc.	$51	$40
Conversion of noncontrolling interest	1	(1)
Intangible amortization	80	159
Share-based compensation	42	75
Transaction and integration expenses	3	9
Restructuring	14	20
Gain from change in fair value of financial instruments	(50)	(63)
Gain from change in fair value of tax receivable agreement	(38)	(43)
Other	1	3
Tax effect of adjustments(1)	(39)	(67)
Adjusted Net Income	$65	$132

Denominator:
Weighted average shares outstanding - basic	457,851,348	457,347,581
Dilutive effect of the exchange of noncontrolling interest units	75,886,716	75,886,716
Dilutive effect of RSUs	—	836,356
Weighted average shares outstanding - diluted	533,738,064	534,070,653
Impact of unvested RSUs(2)	10,791,134	9,954,778
Adjusted shares of Class A Common Stock outstanding - diluted	544,529,198	544,025,431

Basic Earnings Per Share	$0.11	$0.09
Diluted Earnings Per Share	$0.10	$0.07
Adjusted Diluted Earnings Per Share(3)(4)	$0.12	$0.24
(1)
Income tax effects have been calculated based on statutory tax rates for both U.S. and foreign jurisdictions based on the Company's mix of income and adjusted for significant changes in fair value measurement.
(2)
Includes non-vested time-based restricted stock units that were determined to be antidilutive for U.S. GAAP diluted earnings per share purposes.
(3)
Excludes two tranches of contingently issuable earnout shares: (i) 7.5 million shares will be issued if the volume-weighted average price ("VWAP") of the Company's Class A Common Stock is >$12.50 for 20 consecutive trading days; and (ii) 7.5 million shares will be issued if the VWAP of the Company's Class A Common Stock is >$15.00 for 20 consecutive trading dates. Both tranches have a seven-year duration.
(4)
Excludes 34,577,418 performance-based units, which represents maximum achievement of the respective performance conditions for units granted during the year ended December 31, 2021 and the six months ended June 30, 2022.

Alight, Inc.

Reconciliation of Segment Adjusted EBITDA to Income (Loss) Before Income Tax Benefit

(Unaudited)

	Segment Profit (4)

	Successor		Predecessor
	Three Months Ended	Six Months Ended	Three Months Ended	Six Months Ended
	June 30,	June 30,	June 30,	June 30,
(in millions)	2022	2022	2021	2021
Employer Solutions	$147	$289	$138	$274
Professional Services	(3)	(3)	7	7
Hosted Business	(2)	(2)	—	(3)
Total Adjusted EBITDA of all reportable segments	142	284	145	278
Share-based compensation	42	75	3	5
Transaction and integration expenses (1)	3	9	—	—
Non-recurring professional expenses(2)	—	—	9	18
Restructuring	14	20	2	9
Other(3)	8	11	—	(5)
Depreciation	18	35	25	49
Intangible amortization	80	159	50	100
Operating (Loss) Income	(23)	(25)	56	102
Gain from change in fair value of financial instruments	(50)	(63)	—	—
Gain from change in fair value of tax receivable agreement	(38)	(43)	—	—
Interest expense	29	58	61	123
Other (income) expense, net	(7)	(8)	1	9
Income (Loss) Before Income Tax Benefit	$43	$31	$(6)	$(30)
(1)
Transaction and integration expenses includes activity related to acquisitions.
(2)
Non-recurring professional expenses includes external advisor and legal costs related to the Company's Business Combination completed in 2021.
(3)
For the three and six months ended June 30, 2022, Other primarily includes expenses related to debt financing completed in the first quarter of 2022 and other non-operational expenses, offset by Other income, net. For the three and six months ended June 30, 2021, Other includes long-term incentive expenses, offset by Other expense, net.
(4)
Segment Profit is defined as Segment Adjusted EBITDA.

Alight, Inc.

Other Select Financial Data

(Unaudited)

	Successor		Predecessor
	Three Months Ended	Six Months Ended	Three Months Ended	Six Months Ended
	June 30,	June 30,	June 30,	June 30,
($ in millions)	2022	2022	2021	2021
Segment Revenues
Employer Solutions:
Recurring revenue	$559	$1,129	$516	$1,049
Project revenue	55	108	53	107
Total Employer Solutions	614	1,237	569	1,156
Professional Services:
Recurring revenue	32	62	31	60
Project revenue	59	119	61	124
Total Professional Services	91	181	92	184
Hosted Business:
Recurring and total Hosted Business revenue	10	22	11	21
Total revenue	$715	$1,440	$672	$1,361

Segment Gross Profit
Employer Solutions	$200	$404	$191	$392
Professional Services	20	39	26	46
Hosted Business	(1)	(1)	-	(3)
Total gross profit	$219	$442	$217	$435

Segment Gross Margin
Employer Solutions	32.6%	32.7%	33.6%	33.9%
Professional Services	22.0%	21.5%	28.3%	25.0%
Hosted Business	(10.0%)	(4.5%)	0.0%	(14.3%)
Total gross margin	30.6%	30.7%	32.3%	32.0%

Segment Adjusted EBITDA
Employer Solutions	$147	$289	$138	$274
Professional Services	(3)	(3)	7	7
Hosted Business	(2)	(2)	-	(3)
Total adjusted EBITDA(1)	$142	$284	$145	$278

Segment Adjusted EBITDA Margin
Employer Solutions	23.9%	23.4%	24.3%	23.7%
Professional Services	(3.3%)	(1.7%)	7.6%	3.8%
Hosted Business	(20.0%)	(9.1%)	0.0%	(14.3%)
Total adjusted EBITDA margin	19.9%	19.7%	21.6%	20.4%

Total Company excluding Hosted Business
Revenue (3)	$705	$1,418	$661	$1,340
Gross profit	$220	$443	$217	$438
Gross margin	31.2%	31.2%	32.8%	32.7%
Adjusted EBITDA(1)	$144	$286	$145	$281
Adjusted EBITDA margin	20.4%	20.2%	21.9%	21.0%

Other Key Statistics
Recurring revenue	$601	$1,213	$558	$1,130
BPaaS revenue	$128	$242	$94	$187
BPaaS revenue as % of total revenue	17.9%	16.8%	14.0%	13.7%
BPaaS bookings(2)	$234	$356	$240	$280
(1)
A table reconciling Adjusted EBITDA to the closest comparable GAAP measure appears above.
(2)
BPaaS bookings are reported on a total contract value ("TCV") basis.
(3)
Total Company Revenue excluding Hosted Business is calculated by adding up Employer Solutions and Professional Services Segment Revenue shown above.